FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2004

JAMESON INNS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-23256	58-2079583
(State or other jurisdiction of incorporated)	(Commission File Number)	(IRS Employer Identification No.)

8 Perimeter Center East, Suite 8050, Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 481-0305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(i) On December 30, 2004, Jameson Inns, Inc. (the “Company”), entered into Loan Agreements with GE Capital Franchise Finance Corporation (“GE”). Under the terms of the Loan Agreements, Jameson Inns Financing 01, L.P., a subsidiary of the Company (“Borrower”), borrowed an aggregate sum of $12,375,000 at a fixed rate of 6.85% per annum. The loans are secured by liens and security interests on all of the property of Borrower, which consists of seven hotel properties in Georgia and North Carolina, and are guaranteed by the Company. Each property is the subject of a separate Loan Agreement, mortgage or deed of trust and security agreement. The primary purposes of the loans were to refinance the mortgage indebtedness on the seven properties and to replace the variable interest rate debt with fixed rate debt.

The amount of the loans was fully advanced at closing and the proceeds were used to retire the current variable interest rate debt in the amount of $7.6 million from Empire Financial Services, Inc. which was secured by the seven properties, pay-off in full an Empire Financial Services mortgage on another property in the amount of $0.9 million, pay down approximately $1.4 million on two separate lines of credit and reduce by $2.4 million the principal amount of the indebtedness owed to U.S. Bank National Association which is secured by four hotel properties and is described more fully in (a)(ii) below.

The loans from GE, which mature in ten years, have a monthly payment of $94,832, and are being amortized over a twenty year period. GE will have the right to accelerate the maturity of the debt and to foreclose upon or otherwise realize the value of the collateral in the event of a default by the Borrower in the payment of the obligations or the performance of Borrower’s obligations, covenants and commitments under the loan documents, misstatements or breaches of the Borrower’s or Company’s representations and warranties to the lender, Borrower’s or the Company’s insolvency or bankruptcy, the entry of certain judgments against the Borrower or the Company, or the fixed charge coverage ratio (cash available as a ratio of the amount of fixed charges, which consist essentially of the debt service payments due) being less than 1.3 to 1 at each individual property before dividends and less than 1.0 to 1 at an aggregate level after dividends for all seven properties.

(ii) On December 30, 2004, the Company entered into a 60 day extension of the maturity of its mortgage indebtedness with U.S. Bank National Association. The parties entered into the extension in order to complete their negotiations for a longer term refinancing of the loan. In connection with the extension, the Company paid down $2.4 million on the outstanding principal amount of the loan.

Under the terms of the extension, the maturity date of the note is March 1, 2005. At the date of the extension (after the $2.4 million payment), the outstanding principal balance due was approximately $7.7 million. On February 1, 2005, the Company will make a regular monthly principal payment equal to $45,000 plus accrued interest at an annual rate equal to 4% plus the one-month LIBOR rate quoted by lender. If the parties are unable to agree on the terms of the proposed refinancing, the Company believes it will be able to obtain replacement financing for these properties. One of the properties securing this loan has been listed for sale by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON INNS, INC.

Dated as of January 6, 2005

	By:	Craig R. Kitchin

/s/ Craig R. Kitchin
President & Chief Financial Officer